Free Writing Prospectus
Filed on August 8, 2008 Pursuant to Rule 433
Form S-3ASR of Robbins & Myers, Inc. filed on August 8, 2008, Registration No. 333-152874
FOR IMMEDIATE RELEASE
Robbins & Myers Statement
DAYTON, OHIO, August 8, 2008. Robbins & Myers, Inc. (NYSE:RBN) announced today that it has filed a Registration Statement on Form S-3 covering the potential sale of up to 2,994,254 of its shares that are owned by M.H.M. &Co., Ltd. Such 2,994,254 shares represent 8.62% of Robbins & Myers’ outstanding shares and one-half of the total number of shares owned by M.H.M. & Co., Ltd.
M.H.M. & Co., Ltd. has advised Robbins & Myers that it may offer the registered common shares from time to time in market or private transactions.
Robbins & Myers will not receive any proceeds from the sale of shares by M.H.M. & Co., Ltd.
M.H.M. & Co., Ltd. is a limited partnership, a substantial majority of which is owned by descendants of Maynard H. Murch or members of their families or trusts for the benefit of such family members. Maynard H. Murch was an early investor in Robbins & Myers. M.H.M. & Co., Ltd. has also advised Robbins & Myers that the sales that may be made are for diversification and tax planning purposes.
Robbins & Myers, Inc. has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Robbins & Myers, Inc. will arrange to send you the relevant prospectus if you request it by contacting Robbins & Myers, Inc., Attn: Assistant Secretary, at 51 Plum Street, Suite 260, Dayton, Ohio 45440 or by calling (937) 458-6635 or by facsimile at (937) 458-6655.
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
Investor Relations
+1 (937) 458-6635
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